Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2009

Ocala, FL…September 10, 2009— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its third quarter ended August 1, 2009. Sales for the third quarter of 2009 were $3,082,551 as compared to $7,395,885 recorded in third quarter of 2008. Loss from operations for the third quarter of 2009 was $299,019 versus income of $213,055 in the same period a year ago. Net income after taxes was $21,862 as compared to income of $397,561 for the same period last year. The net income after taxes of $21,862 for the third quarter of 2009 came after deducting $85,306 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $278,860. Income for the third quarter of 2009 was $0.01 per diluted share compared to earnings of $0.10 per diluted share last year.

For the first nine months of fiscal 2009, sales were $9,032,850 as compared to sales of $24,265,336 in the first nine months of 2008. Loss from operations for the first nine months of 2009 was $1,703,084 versus income of $1,486,293 in the first nine months of 2008. Net loss after taxes was $607,726 as compared to income of $1,606,284 for the same nine month period last year. The net loss after taxes of $607,726 for the first nine months of 2009 came after deducting $273,343 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $763,418. Loss for the first nine months of 2009 was ($0.15) per share compared to diluted earnings of $0.39 per share last year.

Nobility’s financial position during fiscal year 2009 remains strong with cash and cash equivalents, short and long-term investments of $11,023,767 and no outstanding debt. Working capital is $19,953,772 and our ratio of current assets to current liabilities is 26.9:1. Stockholders’ equity is $41,672,327 and the book value per share of common stock is $10.27. The Company repurchased in the open market 32,390 shares of its common stock during the first nine months of 2009. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for the third quarter of 2009, were adversely impacted by our country’s severe economic uncertainty and the reduced manufactured housing shipments in Florida, plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the period of November 2008 through July 2009 were down approximately 56% from the same period last year. Fiscal year 2009 is Nobility’s 42nd year of operating in our market area and is proving to be our most challenging. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges facing our country, our industry, and Nobility.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial position is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company will continue to evaluate Prestige’s fifteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our strong balance sheet.

Although the overall housing picture, financial market and economy have declined significantly this past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we expect to out-perform the industry. For the remainder of fiscal 2009, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of Nobility’s affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 42 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With fifteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	August 1, 2009	November 1, 2008
Assets
Current assets:
Cash and cash equivalents	$2,996,853	$8,649,724
Short-term investments	252,147	168,210
Accounts receivable	595,505	654,529
Inventories	15,316,185	12,051,361
Prepaid income taxes	—	438,398
Income tax receivable	901,248	—
Prepaid expenses and other current assets	451,008	433,166
Deferred income taxes	210,858	298,408

Total current assets	20,723,804	22,693,796

Property, plant and equipment, net	4,144,029	4,342,401
Long-term investments	7,774,767	8,140,226
Other investments	6,962,592	7,222,276
Deferred income taxes	454,252	334,424
Other assets	2,382,915	2,397,939

Total assets	$42,442,359	$45,131,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97,144	$186,477
Accrued compensation	55,259	201,155
Accrued expenses and other current liabilities	338,590	355,218
Customer deposits	279,039	717,951

Total current liabilities	770,032	1,460,801

Uncertain tax liabilities	—	275,000

Total liabilities	770,032	1,735,801

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,292,975	10,178,398
Retained earnings	40,342,028	41,968,423
Accumulated other comprehensive income	52,526	175
Less treasury stock at cost, 1,308,763 and 1,276,373 shares, respectively, in 2009 and 2008	(9,551,693)	(9,288,226)

Total stockholders’ equity	41,672,327	43,395,261

Total liabilities and stockholders’ equity	$42,442,359	$45,131,062

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net sales	$3,082,551	$7,395,885	$9,032,850	$24,265,336

Cost of goods sold	(2,396,635)	(5,435,537)	(7,121,675)	(17,629,032)

Gross profit	685,916	1,960,348	1,911,175	6,636,304

Selling, general and administrative expenses	(984,935)	(1,747,293)	(3,614,259)	(5,150,011)

Operating income (loss)	(299,019)	213,055	(1,703,084)	1,486,293

Other income (expense):
Interest income	64,380	118,993	279,218	389,923
Undistributed earnings in joint venture - Majestic 21	45,426	60,035	137,159	228,730
Earnings from finance revenue sharing agreement	—	191,200	157,700	536,300
Undistributed losses from investments in retirement community limited partnership	(85,306)	10,646	(273,343)	(168,196)
Miscellaneous	17,521	16,163	31,206	20,405

Total other income	42,021	397,037	331,940	1,007,162

Income (loss) before income tax benefit (expense)	(256,998)	610,092	(1,371,144)	2,493,455

Income tax benefit (expense)	278,860	(212,531)	763,418	(887,171)

Net income (loss)	21,862	397,561	(607,726)	1,606,284

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	58,716	(29,271)	52,351	(97,114)

Comprehensive income (loss)	$80,578	$368,290	$(555,375)	$1,509,170

Weighed average number of shares outstanding:
Basic	4,056,144	4,087,639	4,066,886	4,087,442
Diluted	4,057,917	4,092,094	4,066,886	4,092,452

Earnings (loss) per share:
Basic	$0.01	$0.10	$(0.15)	$0.39
Diluted	$0.01	$0.10	$(0.15)	$0.39

Cash dividends paid per common share	$—	$—	$0.25	$0.50